UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported)     April 11, 2006

                             AURORA GOLD CORPORATION
             (Exact name of registrant as specified in its charter)


    Delaware                        0-24393                13-3945947
    (State or other jurisdiction    (Commission            (IRS Employer
    of incorporation)               File Number)           Identification No.)


30 Ledgar Road, Balcatta, WA, Australia                    6021
(Address of principal executive offices)                   (Zip Code)

Registrant's Telephone Number, Including the area code:    (+61) 8 9240-2836


(Former name or former address, if changed from last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Information A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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AURORA GOLD CORPORATION
-----------------------

Item 8.01   Other Events

Aurora Gold Corporation ("Aurora Gold"), a mineral exploration company focusing on exploration and development in the Tapajos Gold Province, State of Para, Brazil is pleased to announce that the Company's wholly owned Brazilian subsidiary, Aurora Gold Mineracao Ltda, has secured the mineral rights over the Branca de Neve property in the Tapajos Gold province, Para state, Brazil. The project is located adjacent to the Company's Piranhas property.

Based on the highly encouraging first pass rock chip results, Aurora Gold is continuing with the initial exploration programs to fast track drilling targets for the near future.

Significant  rock  chip  results  from  the  Branca  de  Neve  Property include:

208  g/t  Gold  with  80  g/t  Silver
85  g/t  Gold  with  1301  g/t  Silver
45  g/t  Gold  with  23  g/t  Silver
32.3  g/t  Gold  with  6  g/t  Silver
36.7  g/t  Gold  with  5  g/t  Silver

The Branca de Neve property is located immediately East of Aurora Gold's Piranhas property and the combined holding in these areas totals 24,210 Hectares. The property also lies approximately 5 km north of the Sao Joao property, where recent high-grade rock chips samples were reported by Aurora Gold. The highly prospective Sao Domingos property is approximately 30 km to the Southwest.

The Tapajos Gold Province of the Amazonian Craton has produced approximately 600 metric tonnes of gold in the past 40 years. The province is a major magmatic province and contains more than 100 gold deposits and occurrences, generally hosted in granitiods of different paleo-proterozoic ages and affinities, as well as by gneisses, felsic to intermediate volcanic sand, minor gabbroic and metavolcanic-sedimentary rocks. Most of the deposits are gold bearing quartz veins, with stockworks and disseminations occurring to a lessor extent.

Approximately 10 km to the north east of the property area is the Brazauro Resources Corporation owned Tocantinzinho project. The Tocantinzinho project has had a long history of exploration and now Brazauro Resources Corporation boasts a large tonnage operation.

Locally the Branco de Neve property geology is set in the highly prospective Pararui Granite Intrusive suite and has a series of brittle deformation events. North South trending regional faults dominate the property and are considered to be related to the North West trending regional structures noted in this area of the Tapajos, which extend from the Sao Domingos property.

Aurora Gold is confident that further high-grade gold systems will be identified on the property in the near future.

The MOU provides Aurora Gold Mineracao Ltda with a review period to access the gold potential of the property. If Aurora Gold Mineracao decides to proceed with acquiring a 100 percent interest in the title to the mineral rights then Aurora Gold Mineracao would give notice to the vendors of its intention to acquire title to the mineral rights at least five days prior to the expiration of the aforementioned period. Aurora Gold Mineracao and the Vendors would then enter into an Option Agreement for the Assignment and transfer of the mineral rights.


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The terms of the Branco de Neve option agreement, as specified in the MOU, allow
Aurora Gold Mineracao to perform geological surveys and assessment work necessary to ascertain the existence of possible mineral deposits which may be economically mined and to earn a 100% interest in the Branco de Neve property mineral rights via structured cash payments. The total option agreement payments for the licence are structured as follows: April 12, 2006 - R$35,000 (Reals - Brazilian currency); October 12, 2006 - R$35,000; April 12, 2007 - R$35,000;
October  12,  2007  -  R$35,000;  April  12, 2008 - R$35,000; October 12, 2008 -
R$500,000 for a total of R$675,000. The vendor will have a 0.75% Net Smelter Royalty. The Royalty payment can be purchased at any time upon written notice to the vendor and payment of R$500,000. The option agreement can be terminated at any time upon written notice to the vendor and Aurora Gold Mineracao will be free of any and all payment commitments yet to be due.

Item 9.01   Financial Statements and Exhibits

(d)    Exhibits:

99.1 Aurora Gold Corporation news release issued April 11, 2006 and disseminated through the facilities of recognized newswire services.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AURORA GOLD CORPORATION


Date: April 11, 2006                    by: /s/ A. Cameron Richardson
      --------------                        -------------------------
                                                A. Cameron Richardson
                                                CFO and Director